 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Landsea Homes Corporation of our report dated September 24, 2020, except for the effects of the reorganization of entities under common control discussed in Note 1 to the consolidated financial statements, as to which the date is November 13, 2020, relating to the financial statements of Landsea Homes Incorporated, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
January 28, 2021